Medifast, Inc. Announces Fourth Quarter & Fiscal Year 2010 Financial Results

Fourth Quarter Revenue Increases 33% to $63 Million, Compared to $47.3 Million Last Year
Fiscal Year 2010 Diluted Earnings Per Share Increased 75% to $1.35, Compared to $0.77 Last Year

OWINGS MILLS, Md., March 31, 2011 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading provider of clinically proven portion-controlled weight-loss programs, today reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Highlights Include:

•	Net revenue increased 33% year-over-year to $63 million, compared to $47.3 million in 2009;

•	Take Shape for Life revenue increased 38% year-over-year to $42 million;

•	Gross profit margin increased 265 basis points to 74.2% compared to the prior year.

Fiscal Year 2010 Highlights Include:

•	Diluted earnings per share increased 75% to $1.35, compared to $0.77 last year;

•	Net revenue increased 52% to $257.6 million, compared to $169.7 million in 2009;

•	Take Shape for Life Active Health Coaches increased 50% to 9,000.

Fourth Quarter 2010 Results

For the fourth quarter ended December 31, 2010, Medifast reported net revenue increased 33% to $63 million from net revenue of $47.3 million in the fourth quarter of the prior year.  Each of the Company's three primary distribution channels, Take Shape for Life, Direct Response, and Medifast Weight Control Centers, contributed to this strong year-over-year revenue increase.

Revenue in the direct sales channel, Take Shape for Life, increased 38% to $42 million in the fourth quarter of 2010. Growth in revenues for Take Shape for Life was driven by increased customer product sales as a result of an increase in active health coaches.  The number of active health coaches increased 50% to approximately 9,000 compared to 6,000 in the fourth quarter of 2009.  Historically, due to the seasonality of the weight loss business, and the conservative methodology in which the Company determines its active health coach count, there is a slight slowdown in active health coach counts at the close of the year, which is offset by the incremental growth in recruiting in the first quarter of the following year. As a reminder, Medifast active health coaches represent individuals that had clients order in the last month of the quarter, which in this case was December.

The Company's direct response channel revenue increased 27% to $14.4 million. Marketing and advertising expenses increased approximately 27% in the fourth quarter of 2010 compared to the same period last year.  Even with the increased advertising spend versus the prior year; the Company maintained a 2.8-to-1 revenue-to-spend ratio or return-on-advertising during the fourth quarter of 2010. The Company continues to experience a more effective advertising message through more targeted advertising based on extensive analytical research and improved call center closing rates.

In the fourth quarter, Medifast Weight Control Centers comparable store sales increased approximately 16% for clinics open greater than one year.  The Company opened seven new centers in the fourth quarter and ended the year with a total of 39 corporate and 21 franchise clinics.

Operating income for the fourth quarter of 2011 increased 27% to $5.2 million compared to $4.1 million in the same period a year ago.

Net income for the fourth quarter of 2010 was $3.4 million, or $0.23 per diluted share, compared to net income of $2.4 million or $0.17 per share for the comparable period last year.

Fiscal Year 2010

For the fiscal year ended December 31, 2010, Medifast reported net revenue increased 52% to $257.6 million from net revenue of $169.7 million in 2009.  Each of the Company's three primary distribution channels, Take Shape for Life, Direct Response, and Medifast Weight Control Centers, contributed to this strong year-over-year revenue increase.

Gross profit for the full year 2010 increased 55% to $192.5 million, compared to $124.4 million in the same period last year. The Company's gross profit margin increased 140 basis points to 74.7% in 2010 versus 73.3% in 2009.

Fiscal year 2010 operating income increased 71% to $31.7 million compared to $18.4 million in the same period a year ago. The Company's operating margin expanded 140 basis points to 12.3% from 10.9% for the same period last year.

Net income for the fiscal year 2010 was $19.6 million, or $1.35 per diluted share, compared to net income of $11.4 million or $0.77 per share for the comparable period last year.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $72.0 million and working capital of $44.7 million as of December 31, 2010.  Cash, cash equivalents, and investment securities increased 111% or $16.3 million to $34.4 million, as a result of improved operating cash flow.

"We would like to apologize to our shareholders for the delay in reporting our financial statements. We experienced challenges and needed additional time to work with our audit team when reconciling previous year financials. The challenges spawned from errors in prior years in recording certain business expenses in the proper period, mainly in the area of certain freight and web advertising expenses, and the fact that the Company had a significantly large net operating loss carry forward in 1999 which reduced the Company's tax rate, and caused the Company to not have a normalized tax rate until 2009, while at the same time the Company experienced substantial financial growth," stated Michael S. McDevitt, Medifast's Chief Executive Officer.

This event, required the Company to request an automatic extension to file the Form 10-K to allow adequate time for the current year auditor to meet, discuss and review information with the Company's prior years' auditors who then concurred with the recommendation to restate financials for prior years following their joint review.

Despite the historical financial restatements, the Company continued to exhibit strong top and bottom line growth for those periods and in 2010 the Company was able to report revenue growth of 51.7% and earnings growth of 85% for the full year of 2010.

"The Board of Directors would like to thank the finance and account department for their diligent work in completing this complex and comprehensive audit," commented Colonel Brad MacDonald, (Ret.), Executive Chairman of the Board of Directors of Medifast, Inc.  "Going forward, we believe Medifast's continued growth and strong financial results validates consistent, growing awareness for Medifast's clinically tested, physician-recommended products with consumers that are looking to achieve weight-loss and weight maintenance."

Outlook

Due to the extension in filing 2010 full year results, the Company has the ability to have a clear view of the top level activity for the first quarter of 2011, and therefore wanted to provide an unaudited estimate of what it has experienced thus far in 2011.

Mr. McDevitt continued, "We are extremely pleased with our initial 2011 financial performance. January started off strong and March was our strongest month in-line with our historical sales trend. In 2011, we will continue to focus on the balance of driving continued growth while building the infrastructure for scalability in Medifast Weight Control Centers, in our web platforms for Take Shape for Life and Medifast Direct, as well as adding the necessary resources both in personnel and operations to position the Company for long-term profitable growth."

The Company is proud to announce the successful launch of both the company's new e-commerce platform for its Medifast Direct and Take Shape for Life sales channels and the new in store operating system for its Medifast Weight Control Centers.  The e-commerce platform and the operating system both went live in mid-March.

The e-commerce launch was the largest redesign and upgrade of e-commerce platforms in Company's history. The Company re-launched websites for Medifast Direct, its direct-to-consumer division, and Take Shape for Life, its personal coaching division. The overhaul reflects the Company's dedication to delivering high-quality websites along with state-of-the-art e-commerce platforms.

The newly designed co-branded Take Shape for Life websites provide health coaches the ability to customize an "About Me" section and create an integrated online presence, including personal blogs and links to their social media sites such as Facebook, Twitter and YouTube.

"The new Medifast and Take Shape for Life websites have a fresh look and feel, creating a more user-friendly experience for clients looking to learn more about the various weight-loss options we provide," said Mr. McDevitt. "Customers can expect fully interactive, searchable sites with easy, efficient check-out processes."

The new operating system for Medifast Weight Control Centers, complete with its customer data tracking tools, is designed to provide a consumer facing, as well as an employee facing system. It is created with analytic tools that communicate the client's progress during their weight loss and maintenance journey.  The Company believes this system will provide comprehensive support and data tracking functions to assist the client in reaching their personalized weight loss goals, while providing efficiency and scalability for the business and in center employees.

First Quarter 2011

The company expects first quarter revenue to be between $73.5 and $74.0 million, representing an increase in the range of 21% to 22% from the first quarter 2010.

The Company expects health coach growth of 42% to 10,100 active health coaches at the close of the first quarter 2011.

The Company estimates the first quarter and full year advertising spend to increase by 20 to 25%, as compared to 2010, while successfully maintaining a revenue-to-spend ratio of 2.8-to-1.

Gross profit margin improvement is expected to be in the range of 25 to 50 basis points as compared to the prior year, due to continued manufacturing efficiencies with full year expectations of a 50 basis point improvement versus the full year of 2010.

In the first quarter of 2011, the Company plans to open two new Medifast Weight Control Centers in new and existing markets with expectations to open 25 to 30 new corporate centers opening throughout the year.  The Company expects the Medifast Weight Control Center same store sales to increase approximately 10% as a result of the accelerated unit growth in fiscal 2011.

Conference Call Information

The Company will host a conference call to discuss these results with additional comments and details.

The conference call is scheduled to begin at 5:30 p.m. ET on March 31, 2011. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.choosemedifast.com, and will be archived online through April 14, 2011. In addition, listeners may dial (877) 407-4018 in North America, and international listeners may dial (201) 689-8471. Participants from the Company will be Michael S. McDevitt, Chief Executive Officer, and Brendan Connors, Chief Financial Officer.

A telephonic playback will be available from 8:00 p.m. ET, March 31, 2011, through April 14, 2011. Participants can dial (877) 870-5176 in North America, and international participants can dial (858) 384-5517 to hear the playback and enter passcode 369960.

About Medifast

Medifast, Inc. (NYSE: MED) is a leading provider of clinically proven, portion-controlled weight-loss programs.  Medifast has been recommended by over 20,000 doctors and used by over one million clients since 1980. The Company is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major universities. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape for Life personal coaching division, 3) medically supervised Medifast Weight Control Centers, and 4) a national network of wholesale physicians and medical practices. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, please visit http://www.choosemedifast.com.

MED - F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009

		(Restated)
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$17,165,000	$10,604,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $237,000 and $100,000	623,000	676,000
Inventory	19,534,000	11,232,000
Investment securities	17,271,000	5,698,000
Income taxes, prepaid	3,266,000	2,922,000
Prepaid expenses and other current assets	2,108,000	3,811,000
Deferred tax assets	703,000	680,000
Total current assets	60,670,000	35,623,000

Property, plant and equipment - net	30,589,000	23,237,000
Trademarks and intangibles - net	1,072,000	1,363,000
Other assets	1,728,000	2,737,000

TOTAL ASSETS	$94,059,000	$62,960,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	15,020,000	7,717,000
Current maturities of long-term debt	944,000	796,000
Total current liabilities	15,964,000	8,513,000

Other liabilities
Long-term debt, net of current portion	4,855,000	5,444,000
Deferred tax liabilities	1,284,000	1,186,000
Total liabilities	22,103,000	15,143,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
15,431,101 and 15,398,941 issued and outstanding, respectively	16,000	16,000
Additional paid-in capital	32,938,000	28,456,000
Accumulated other comprehensive income	240,000	159,000
Retained earnings	42,117,000	22,506,000
Less: cost of 368,908 and 367,838 shares of common stock in treasury	(3,355,000)	(3,320,000)
Total stockholders' equity	71,956,000	47,817,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$94,059,000	$62,960,000

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2010, 2009, and 2008
(in thousands, except per share amounts)

		(Restated)	(Restated)
	2010	2009	2008

Revenue	$257,552	$169,743	$110,076
Cost of sales	(65,083)	(45,355)	(30,986)
Gross profit	192,469	124,388	79,090

Selling, general, and administration	(160,829)	(105,891)	(71,723)

Income from operations	31,640	18,497	7,367

Other income (expense):
Interest expense	(111)	(145)	(366)
Interest income	385	155	149
Other	(222)	(83)	(132)
	52	(73)	(349)

Income before income taxes	31,692	18,424	7,018
Provision for income taxes	(12,081)	(7,067)	(2,707)

Net income	$19,611	$11,357	$4,311

Basic earnings per share	$1.39	$0.84	$0.33
Diluted earnings per share	$1.35	$0.77	$0.30

Weighted average shares outstanding -
Basic	14,082,213	13,515,318	13,126,534
Diluted	14,572,921	14,736,639	14,329,525